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                                                                    EXHIBIT 99.1


                        [INSTRON CORPORATION LETTERHEAD]


                       INSTRON CORPORATION TO BE ACQUIRED
                                       BY
                            KIRTLAND CAPITAL PARTNERS


CANTON, MA - MAY 7, 1999 -- Instron Corporation (ASE:ISN) and Kirtland Capital Partners (KCP) today jointly announced that they have entered into a definitive merger agreement providing for the acquisition of Instron by KCP. Under the proposed transaction, which is structured as a merger of a Kirtland affiliate with and into Instron, each share of Instron's common stock outstanding at the effective time of the merger will be converted into the right to receive $22 per share payable in cash. The announcement was made by James M. McConnell, President and Chief Executive Officer of Instron, and Raymond A. Lancaster, a KCP managing partner.

         "This transaction is an exciting step forward for Instron. Our shareholders should be pleased as this proposed transaction will provide them with a 35% premium over the last trading price for their shares," said McConnell. "We also believe that our customers and employees will benefit greatly from our partnership with KCP. We anticipate that KCP will provide us with the resources to continue our strategic direction of growth through acquisitions. This will enable us to better serve our customers, offer expanded opportunities for our employees, and capitalize on our leading market position."

         Under the terms of the Merger Agreement, Instron has agreed not to pay any dividends on its common stock prior to the closing of the transaction. In addition, certain members of management of Instron, as well as Instron's two founding shareholders, will maintain an equity interest in Instron following the closing. In connection with the execution of the merger agreement, the Board of Directors of Instron received an opinion from its financial advisor, The Beacon Group Capital Services, LLC, that the consideration to be received by its stockholders in the merger is fair from a financial point of view to stockholders.

         The closing of the proposed transaction is subject to the satisfaction of various conditions, including approval by Instron's shareholders and the receipt of certain regulatory approvals. Instron's management and its two founding stockholders, who in the aggregate currently own nearly 22% of Instron's common stock, have agreed to vote their shares in favor of approval of the merger. The transaction is expected to close during the third quarter of 1999.





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         "We are delighted to have signed a merger agreement for the acquisition of Instron and look forward to the completion of the transaction," Lancaster said. "Instron is the world's leading materials and structural testing equipment manufacturer and is managed by a very talented team. KCP, together with Instron's current management, expects to continue to grow the company."

         Instron Corporation is based in Canton, MA with proforma revenues in 1998 of $219 million. Instron manufactures, markets and services materials and structural testing systems, software and accessories used to evaluate the mechanical properties and performance of various materials, components and structures. Instron's application technology is used by research scientists, design engineers and quality control managers in industry, academia and government. Due to the scope of its international operations, range of products and recent growth through acquisitions, Instron is considered to be the world's leading full service materials testing company.

         Based in Cleveland, Ohio, KCP is a privately funded investment group with over $300 million in committed equity capital. KCP and its predecessor companies have been making investments in operating companies since 1978. It has historically generated superior returns for its investors. In addition to Lancaster, the five other KCP principals are: John F. Turben, John G. Nestor, William R. Robertson, Michael T. Degrandis and Thomas N. Littman.

CONTACT:     Linton A. Moulding
             INSTRON CORPORATION
                     Telephone:       (781) 575-5374
                     E-mail:          linton_moulding@instron.com
                     Website:         www.instron.com
                     AMEX symbol      ASE:ISN

             Rob Falls
             ROBERT FALLS & CO. PUBLIC RELATIONS
             Kirkland Capital Partners
                     Telephone:       (216) 696-0229